Exhibit 99.1

Signet Jewelers Reports Second Quarter Financial Results

Same store sales increased 1.4%; Diluted earnings per share $1.33

HAMILTON, Bermuda--(BUSINESS WIRE)--August 24, 2017--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“second quarter Fiscal 2018”) ended July 29, 2017.

Summary:

  Positive second quarter performance with same store sales ("SSS") up 1.4%, driven by eCommerce platform improvements, Mother's Day performance and timing, effective marketing and bridal promotion initiatives.
  Diluted earnings per share (“EPS”) of $1.33, reflecting disciplined cost management and early benefits from strategic decision to outsource the credit portfolio.
  Repurchased 12% of Signet equity outstanding in an accelerated open market share repurchase.
  Announced agreement to acquire R2Net, owner of JamesAllen.com, to rapidly enhance digital capabilities and further accelerate OmniChannel strategy. See separate release.
  Reiterated Fiscal 2018 SSS guidance; updated Fiscal 2018 EPS guidance to include the early benefits from outsourcing of credit, partially offset by costs associated with CEO separation and R2Net acquisition.

Virginia C. Drosos, Chief Executive Officer of Signet Jewelers, said, "Our encouraging second quarter performance reflects Signet's fundamental competitive strengths and the progress we are making on our strategic priorities. We delivered positive same store sales performance and managed our cost base to deliver operating margin expansion in a highly promotional environment. Further, today we announced the acquisition of JamesAllen.com to add a leading, fast-growing online jeweler to our portfolio. The acquisition will enhance our innovation and digital capabilities with R2Net’s technology to create a best-in-class OmniChannel shopping experience across our banners. Based on this positive momentum, we are increasingly confident that Signet is well-positioned for the upcoming holiday selling season and on track to achieve our financial targets for the year.

“I am stepping into the CEO role at an exciting time for Signet. Together with my leadership team, I am acutely focused on deepening our understanding of consumers, reinventing our OmniChannel shopping experience, and elevating our brand messaging and product assortment.

“I thank our Team Members for their dedication and hard work. I look forward to our journey together to create an agile, innovative, and efficient Signet that is well-positioned for sustainable, profitable growth and value creation.”

Financial Guidance:

Signet reiterated its Fiscal 2018 SSS guidance and provided an update to its EPS guidance to reflect anticipated benefits of the strategic outsourcing of its credit portfolio, partially offset by chief executive officer separation costs and anticipated transaction costs associated with the announcement of the acquisition of R2Net. In the second quarter, Signet accelerated the repurchases of $400 million of shares associated with the credit transaction proceeds expected in October.

		Est. change
		(per share
		unless
	Initial Guidance, March 9	indicated)	Guidance, August 24
SSS	Down low-mid single-digit %	-	Down low-mid single-digit %
EPS	$7.00 - $7.40		$7.00 - $7.40
Net impact from outsourcing credit portfolio[1]		($0.16)
Net transaction cost including gain on sale of prime A/R2		($0.05)
CEO Separation Costs		($0.03)
R2Net transaction costs[3]		($0.10)
Share repurchase acceleration[4]		$0.50
EPS			$7.16 - $7.56

Effective tax rate	24% - 25%	-	24%
Weighted average common shares	74 million - 75 million	(5 mill.)	69 million - 70 million
Capital expenditures in $	260 million - 275 million	-	260 million - 275 million
Selling square footage growth	-1% to 0%	-	-1% to 0%

(1)	Net impact of outsourcing the credit portfolio includes: elimination of bad debt expense and late fee income from prime A/R; elimination of selling, general and administrative expenses ("SGA") related to in-house credit department; economic profit sharing on prime A/R; servicing fees associated with Genesis Financial's service of the remaining book; elimination of finance charge income from the prime A/R; and elimination of interest expense associated with the $600 million asset-backed securitization that will be repaid with proceeds from sale of the prime A/R.

(2)	Net impact includes: gain recognized on the reversal of the allowance for bad debt related to the prime A/R reclassified as assets held for sale; beneficial interest that will be recognized upon sale of prime A/R; and credit transaction costs related to legal, advisory, implementation and retention expense.

(3)	R2Net transaction costs include legal, advisory, and financing expenses. This does not include costs related to technology implementation or any impact related to R2Net operations post-closing.

(4)	In the second quarter, $400 million of share repurchases associated with the expected credit transaction proceeds to be received in October were accelerated.

The following are additional considerations to assist financial modeling:

  Capital expenditures will be driven primarily by new Kay off-mall store openings, as well as store remodels and information technology ("I/T") to support key business strategies. Signet remains on track to close approximately 165 to 170 stores in Fiscal 2018 and open about 90 to 115 stores. Net selling square footage guidance remains in the range of flat to a decline of 1%. Store closures are primarily focused on mall-based regional brands not meeting Signet's financial return targets. Store openings will be primarily Kay off-mall locations.
  The capital expenditure mix in Fiscal 2018 will skew toward I/T investments to support Signet's OmniChannel initiatives. As I/T investments depreciate faster than store assets, this will have a small unfavorable impact as depreciation accelerates near and medium term.
  Fiscal 2018 is a 53-week fiscal year for Signet, ending February 3, 2018, driven by the retail industry calendar. As previously communicated, the additional week, January 28, 2018 - February 3, 2018, will have no impact to SSS as it is excluded from the calculation and no meaningful impact to operating profit.

Second Quarter Fiscal 2018 Financial Highlights:

Signet's total sales were $1,399.6 million, up $26.2 million or 1.9%, compared to a decrease of 2.6% in the 13 weeks ended July 30, 2016 ("second quarter Fiscal 2017"). SSS increased 1.4% compared to a decrease of 2.3% in the second quarter Fiscal 2017. The financial impact of Mother's Day is typically split between first quarter and second quarter, however, in Fiscal 2018, it was entirely a second quarter impact. In the second quarter, the amount of the shift was favorable to SSS by 380 basis points and to EPS by approximately $0.15.

Sales increases were driven predominantly by fashion jewelry including bracelets, rings, and necklaces. In addition, branded bridal also contributed to the sales increases. eCommerce sales in the second quarter were $82.2 million, up $12.6 million or 18.1%, compared to $69.6 million in the second quarter Fiscal 2017. Both mall and off-mall stores delivered sales growth. By operating segment:

  Sterling Jewelers' SSS increased 1.8%, driven by increases in fashion jewelry as well as bridal. Average transaction value ("ATV") increased 5.2%, and the number of transactions declined 2.9% with increases in Kay partially offset by a decline in transactions at Jared. Higher-priced branded jewelry outperformed lower-priced merchandise.
  Zale Jewelry's SSS increased 1.6%. ATV increased 0.2%, and the number of transactions increased 0.4%. Both of Zale Jewelry's national brands -- Zales in the U.S. and Peoples in Canada -- delivered increases in ATV and number of transactions. Sales increases were driven principally by strong performance in Canada broadly across its bridal and fashion portfolios.
  Piercing Pagoda's SSS increased 7.0%. ATV increased 9.1%, while the number of transactions decreased 3.1%. Higher sales of 14 kt. gold chains, children's and religious jewelry as well as piercings drove the higher sales.
  UK Jewelry's SSS decreased 3.4%. ATV increased 14.4% and the number of transactions decreased 15.5%. The SSS decline was driven principally by fewer transactions in relatively lower-priced fashion jewelry. Strong sales of prestige watches drove ATV higher.

Sales change from previous year
		Non-same
	Same	store	Total sales	Exchange
	store	sales,	at constant	translation	Total	Total sales
Second quarter Fiscal 2018	sales[1]	net[2]	exchange rate	impact	sales	(in mill. $)

Kay	2.9%	2.8%	5.7%	—%	5.7%	564.0
Jared	0.8%	1.5%	2.3%	—%	2.3%	276.2
Regional brands	(9.5)%	(12.6)%	(22.1)%	—%	(22.1)%	27.9
Sterling Jewelers division	1.8%	1.6%	3.4%	—%	3.4%	868.1
Zales Jewelers	0.6%	0.4%	1.0%	—%	1.0%	269.1
Gordon’s Jewelers	(10.8)%	(20.9)%	(31.7)%	—%	(31.7)%	8.4
Zale US Jewelry	0.2%	(0.7)%	(0.5)%	—%	(0.5)%	277.5
Peoples Jewellers	10.0%	—%	10.0%	(2.4)%	7.6%	49.3
Mappins	—%	(20.6)%	(20.6)%	(1.3)%	(21.9)%	5.0
Zale Canada Jewelry	9.0%	(2.7)%	6.3%	(2.3)%	4.0%	54.3
Zale Jewelry	1.6%	(1.0)%	0.6%	(0.4)%	0.2%	331.8
Piercing Pagoda	7.0%	2.3%	9.3%	—%	9.3%	62.3
Zale division	2.4%	(0.5)%	1.9%	(0.3)%	1.6%	394.1
H.Samuel	(3.6)%	1.2%	(2.4)%	(7.2)%	(9.6)%	62.2
Ernest Jones	(3.1)%	1.5%	(1.6)%	(7.2)%	(8.8)%	69.7
UK Jewelry division	(3.4)%	1.5%	(1.9)%	(7.3)%	(9.2)%	131.9
Other segment						5.5
Signet	1.4%	1.4%	2.8%	(0.9)%	1.9%	1,399.6

Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months.

Gross margin was $457.9 million or 32.7% of sales, down 120 basis points from second quarter Fiscal 2017. The decline, across divisions, was driven by a strategic shift in promotional activity, which led to lower merchandise margins. By division:

  Sterling Jewelers gross margin dollars decreased $2.4 million. The gross margin rate decreased 150 basis points due primarily to lower merchandise margin rate related to greater promotional activity partially offset by store occupancy cost leverage.
  Zale gross margin dollars decreased $1.0 million. The gross margin rate decreased 70 basis points due primarily to greater promotional activity and de-leverage on store operating and occupancy costs partially offset by a slightly more favorable merchandise mix.
  UK Jewelry gross margin dollars decreased $3.7 million. The gross margin rate decreased 30 basis points driven principally by greater promotional activity and de-leverage on store occupancy.

Disciplined cost reductions in store and corporate payroll and other payroll related benefits delivered an SGA reduction of 1.6% in second quarter of Fiscal 2018. SGA was $409.0 million, or 29.2% of sales, compared to $415.7 million, or 30.3%, in the second quarter Fiscal 2017, representing a 110 basis points SGA leverage. Second quarter Fiscal 2018 SGA included $4.7 million of costs related to CEO separation and the R2Net transaction which unfavorably impacted SGA rate by 30 basis points.

In the second quarter, Signet recognized a $14.8 million net gain related to its credit transaction This included a $20.7 million gain related to the reversal of the allowance associated with prime receivables, partially offset by $5.9 million of transaction costs related to legal, advisor, implementation, and retention expense. The sale of the prime portion of receivables is expected to occur in October 2017 and therefore is now classified as Assets Held for Sale.

Other operating income was $71.9 million compared to $70.7 million in the prior year second quarter, up $1.2 million or 1.7%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances. But the rate of increase was tempered by a higher mix of reduced rate plans.

In the second quarter, Signet's operating income was $135.6 million or 9.7% of sales compared to $119.9 million or 8.7% of sales in prior year second quarter.

	Second Quarter Fiscal 2018		Second Quarter Fiscal 2017
Income/(loss) in millions	$	% of sales	$	% of sales
Sterling Jewelers division	$159.4	18.4%	$140.9	16.8%
Zale division	2.2	0.6%	0.3	0.1%
UK Jewelry division	2.3	1.7%	1.7	1.2%
Other	(28.3)	nm	(23.0)	nm

Note:	Sterling Jewelers includes the non-cash gain of $20.7 million and Other includes $5.9 million of credit related transaction costs and $4.7 million of CEO separation and R2Net acquisition costs.
nm:	Not meaningful.

Income tax expense was $28.7 million compared to $26.1 million in the prior year second quarter. The effective tax rate was 23.5% versus 24.2% in the prior year period.

EPS was $1.33, up 25.5% over prior year EPS of $1.06, which included the following (per share):

  Net transaction cost including gain on sale of prime A/R $0.12
  CEO separation and R2Net acquisition costs ($0.04)
  Share repurchase acceleration $0.07

Balance Sheet and Statement of Cash Flows:

Cash and cash equivalents were $119.1 million compared to $118.7 million at the prior year quarter-end. Favorable changes to inventory and A/R approximately offset the decline in cash from share repurchases.

In the second quarter, Signet repurchased 8.1 million outstanding shares of common stock which included $400 million of share repurchase acceleration funded in part through borrowings on Signet's revolving credit facility which had $303.0 million outstanding at the end of the second quarter. The total amount of share repurchases in the quarter was $460.0 million for an average price per share of $56.91. In June 2017, the Board of Directors authorized a new program to repurchase $600.0 million of common shares bringing Signet's total authorization as of July 29, 2017 to $650.6 million.

At the end of the second quarter, A/R-net was $664.5 million and A/R-held for sale was $1,055.6 million for a total of $1,720.1 in A/R held by Signet. This represents an increase of 4.2% compared to $1,650.6 million at the prior year quarter-end. The second quarter Sterling Jewelers in-house credit sales increased 1.3% and credit participation rate was 61.7% compared to 63.1% in the second quarter last year. Credit sales increased but decreased as a percent of tender used due principally to a decline in application volume. Finance charge income in the second quarter was $69.9 million and net bad debt was $57.6 million -- a favorable difference of $12.3 million. This compares to a difference of $14.8 million in the prior year. The decline was due principally to slower credit sales and credit plan mix.

Net inventories were $2,282.1 million, down 5.6% compared to $2,418.3 million at the prior year quarter-end. This was driven primarily by a focus on working capital across the business.

Long term debt was $705.3 million compared to $1,330.5 million in the prior year period. The $625.2 million decline was driven principally by the reclassification of the asset backed securitization to loans and overdrafts (a.k.a. short term debt). The asset backed securitization of $600.0 million is expected to be repaid in October 2017 with the proceeds associated with the sale of Signet's prime portfolio.

Signet’s capital allocation is essentially unchanged in light of the resolution of the Company’s credit strategic review. Signet remains committed to maintaining an investment grade profile with a strong balance sheet and financial flexibility to fund its business and growth strategy. As noted, the proceeds from the transaction will be used towards redeeming the $600.0 million securitization facility. The remaining $400.0 million of proceeds from the sale will be used to repay the short-term loan associated with the R2Net acquisition and other borrowings under the revolver. Signet does not expect material additional share repurchases in Fiscal 2018. The Company is targeting to maintain an adjusted leverage ratio between 3.0x to 3.5x.

On July 29, 2017 Signet had 3,637 stores totaling 5.1 million square feet of selling space. Since prior year-end, store count decreased by 45 and square feet of selling space decreased 0.4%. The majority of new store openings were in off-mall locations, while store closures focused on regional brands.

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.31 per share for the third quarter of Fiscal 2018, payable on November 30, 2017 to shareholders of record on October 27, 2017, with an ex-dividend date of October 26, 2017.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in: 1-647-788-4901	Access code: 44319273

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to Signet's expectation about the benefits and costs, the anticipated terms and availability of financing, and the timing of the closing of the R2Net transaction, including future financial and operating results, Signet’s expectations, including timing, regarding the anticipated closings of the various credit portfolio transactions, statements about the benefits of the credit portfolio sales including future financial and operating results, Signet’s or the other parties’ ability to satisfy the requirements for consummation of the agreements relating to the credit portfolio transactions, including due to regulatory or legal impediments, the effect of regulatory conditions on the credit purchase agreements and credit program agreements, general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		26 weeks ended
(in millions, except per share amounts)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Sales	1,399.6	1,373.4	2,803.0	2,952.3
Cost of sales	(941.7)	(908.5)	(1,853.9)	(1,887.0)
Gross margin	457.9	464.9	949.1	1,065.3
Selling, general and administrative expenses	(409.0)	(415.7)	(861.8)	(878.4)
Credit transaction, net	14.8	—	14.8	—
Other operating income, net	71.9	70.7	148.8	145.0
Operating income	135.6	119.9	250.9	331.9
Interest expense, net	(13.5)	(11.9)	(26.1)	(23.7)
Income before income taxes	122.1	108.0	224.8	308.2
Income taxes	(28.7)	(26.1)	(52.9)	(79.5)
Net income	93.4	81.9	171.9	228.7
Dividends on redeemable convertible preferred shares	(8.2)	—	(16.4)	—
Net income attributable to common shareholders	85.2	81.9	155.5	228.7
Earnings per common share:
Basic	$1.34	$1.06	$2.36	$2.94
Diluted	$1.33	$1.06	$2.36	$2.94
Weighted average common shares outstanding:
Basic	63.8	77.1	65.9	77.8
Diluted	70.5	77.2	66.0	77.9
Dividends declared per common share	$0.31	$0.26	$0.62	$0.52

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	July 29, 2017	January 28, 2017	July 30, 2016
Assets
Current assets:
Cash and cash equivalents	119.1	98.7	118.7
Accounts receivable, held for sale	1,055.6	—	—
Accounts receivable, net	664.5	1,858.0	1,650.6
Other receivables	91.2	95.9	66.9
Other current assets	128.5	136.3	152.0
Income taxes	1.8	4.4	1.4
Inventories	2,282.1	2,449.3	2,418.3
Total current assets	4,342.8	4,642.6	4,407.9
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,131.4, $1,049.4 and $1,003.1, respectively	836.6	822.9	739.5
Goodwill	519.9	517.6	518.1
Intangible assets, net	413.9	417.0	424.7
Other assets	165.1	165.1	158.0
Deferred tax assets	—	0.7	—
Retirement benefit asset	35.5	31.9	49.8
Total assets	6,313.8	6,597.8	6,298.0
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	939.4	91.1	238.6
Accounts payable	148.2	255.7	195.1
Accrued expenses and other current liabilities	426.6	478.2	417.6
Deferred revenue	262.3	276.9	254.5
Income taxes	33.5	101.8	38.3
Total current liabilities	1,810.0	1,203.7	1,144.1
Non-current liabilities:
Long-term debt	705.3	1,317.9	1,330.5
Other liabilities	247.1	213.7	223.8
Deferred revenue	658.8	659.0	639.9
Deferred tax liabilities	103.3	101.4	79.8
Total liabilities	3,524.5	3,495.7	3,418.1
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: 500 shares authorized, 0.625 shares outstanding (January 28, 2017: 0.625 shares outstanding)	612.7	611.9	—
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 60.3 shares outstanding (January 28, 2017: 68.3 outstanding; July 30, 2016: 75.6 outstanding)	15.7	15.7	15.7
Additional paid-in capital	282.2	280.7	281.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 26.9 shares (January 28, 2017: 18.9 shares; July 30, 2016: 11.6 shares)	(1,949.7)	(1,494.8)	(869.7)
Retained earnings	4,110.3	3,995.9	3,727.3
Accumulated other comprehensive loss	(282.3)	(307.7)	(275.0)
Total shareholders’ equity	2,176.6	2,490.2	2,879.9
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	6,313.8	6,597.8	6,298.0

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	26 weeks ended
(in millions)	July 29, 2017	July 30, 2016
Cash flows from operating activities
Net income	171.9	228.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98.4	91.8
Amortization of unfavorable leases and contracts	(8.6)	(9.9)
Pension benefit	—	(0.9)
Share-based compensation	6.7	8.8
Deferred taxation	2.6	7.3
Excess tax benefit from exercise of share awards	—	(1.3)
Credit transaction, net	(20.7)	—
Amortization of debt discount and issuance costs	1.1	1.6
Other non-cash movements	0.6	0.3
Changes in operating assets and liabilities:
Decrease in accounts receivable	159.1	105.1
Decrease in other receivables and other assets	6.3	15.4
Decrease in other current assets	9.3	4.3
Decrease in inventories	180.0	33.8
Decrease in accounts payable	(104.4)	(71.7)
Decrease in accrued expenses and other liabilities	(6.4)	(75.5)
(Decrease) increase in deferred revenue	(17.1)	2.7
Decrease in income taxes payable	(67.4)	(29.7)
Pension plan contributions	(1.6)	(1.6)
Net cash provided by operating activities	409.8	309.2
Investing activities
Purchase of property, plant and equipment	(105.7)	(101.0)
Purchase of available-for-sale securities	(1.3)	(2.6)
Proceeds from sale of available-for-sale securities	0.6	3.1
Net cash used in investing activities	(106.4)	(100.5)
Financing activities
Dividends paid on common shares	(39.0)	(37.9)
Dividends paid on redeemable convertible preferred shares	(19.1)	—
Proceeds from issuance of common shares	0.2	0.4
Excess tax benefit from exercise of share awards	—	1.3
Repayments of term loan	(9.0)	(7.5)
Proceeds from securitization facility	1,242.9	1,278.9
Repayments of securitization facility	(1,242.9)	(1,278.9)
Proceeds from revolving credit facility	550.0	318.0
Repayments of revolving credit facility	(303.0)	(118.0)
Payment of debt issuance costs	—	(2.7)
Repurchase of common shares	(460.0)	(375.0)
Net settlement of equity based awards	(3.2)	(4.8)
Principal payments under capital lease obligations	—	(0.1)
Repayments of short-term borrowings	(3.1)	(2.3)
Net cash used in financing activities	(286.2)	(228.6)
Cash and cash equivalents at beginning of period	98.7	137.7
Increase (decrease) in cash and cash equivalents	17.2	(19.9)
Effect of exchange rate changes on cash and cash equivalents	3.2	0.9
Cash and cash equivalents at end of period	119.1	118.7

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations, +1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs, +1-330-668-5369